Trailmark Series Trust 485BPOS

Exhibit 99.(g)(4)

THIRD AMENDMENT TO THE CUSTODY AGREEMENT

THIS THIRD AMENDMENT effective as of the last date of the signature block (the “Effective Date”), to the Custody Agreement dated as of January 5, 2021, as amended (the “Agreement”), is entered into by and between TRAILMARK SERIES TRUST (f/k/a IDX FUNDS), a Delaware statutory trust, (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to reflect the new name of the Trust as Trailmark Series Trust; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit B to:

Reflect the following name change:

•	IDX Adaptive Opportunities Fund (f/k/a IDX Commodity Opportunities Fund)

Remove the following fund:

•	IDX Risk-Managed Bitcoin Strategy Fund

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties, and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.	The Agreement is hereby amended to change all references to the name of the Trust to “Trailmark Series Trust.”

2.	Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
3.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURE BLOCK ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRAILMARK SERIES TRUST	U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Robert Silva	By:	/s/ Gregory Farley

Name:	Robert Silva	Name:	Greg Farley

Title:	Treasurer	Title:	Senior Vice President

Date:	04/17/2026	Date:	04/17/2026

Exhibit B to the Trailmark Series Trust Custody Agreement

Name of Series

IDX Adaptive Opportunities Fund

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:

0.50 basis points

$ 4,800 - Minimum annual fee per fund

Plus portfolio transaction fees

Portfolio Transaction Fees

■	$ 4.00 - Book entry DTC transaction, Federal Reserve transaction, principal paydown
■	$ 7.00 - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■	$ 8.00 - Option/SWAPS/future contract written, exercised or expired
■	$ 15.00 - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■	$ 50.00 - Physical security transaction
■	$ 5.00 - Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

■	Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
■	$ 600 per custody sub - account per year (e.g., per sub - adviser, segregated account, etc.)
■	Class Action Services - $25 filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $3,000.
■	No charge for the initial conversion free receipt.
■	Overdrafts - charged to the account at prime interest rate plus 2%, unless a line of credit is in place
■	Third Party lending - Additional fees will apply.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

Fees are calculated pro rata and billed monthly.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	18.00	$30	Hong Kong	1.75	$18	Poland	8.00	$25
Australia	1.50	$15	Hungary	18.00	$55	Portugal	3.00	$10
Austria	1.70	$12	Iceland	15.00	$48	Qatar	38.00	$115
Bahrain	42.00	$115	India	7.00	$40	Romania	30.00	$85
Bangladesh	18.00	$110	Indonesia	6.00	$52	Russia	12.00	$175
Belgium	1.00	$8	Ireland	1.00	$3	Saudi Arabia	30.00	$75
Bermuda	15.00	$55	Israel	10.00	$26	Serbia	60.00	$165
Botswana	24.00	$45	Italy	1.00	$10	Singapore	1.35	$22
Brazil	7.00	$15	Japan	1.00	$6	Slovakia	20.00	$90
Bulgaria	24.00	$68	Jordan	40.00	$125	South Africa	1.75	$12
Canada	1.20	$6	Kenya	28.00	$42	South Korea	3.00	$12
Chile	13.00	$40	Kuwait	38.00	$110	Spain	1.00	$10
China Connect	18.00	$20	Latvia	15.00	$65	Sri Lanka	11.00	$70
China (B Shares)	10.00	$42	Lithuania	15.00	$45	Sweden	1.25	$10
Colombia	30.00	$50	Luxembourg	1.25	$20	Switzerland	1.25	$12
Costa Rica	15.00	$55	Malaysia	3.00	$35	Tanzania	45.00	$150
Croatia	18.00	$55	Malta	20.00	$65	Taiwan	8.00	$43
Cyprus	4.00	$20	Mauritius	28.00	$90	Thailand	3.00	$25
Czech Republic	12.00	$25	Mexico	2.50	$12	Tunisia	38.00	$42
Denmark	1.25	$10	Morocco	28.00	$68	Turkey	9.00	$12
Egypt	18.00	$50	Namibia	30.00	$45	UAE	35.00	$105
Estonia	6.00	$25	Netherlands	1.25	$8	Uganda	40.00	$90
Eswatini	28.00	$55	New Zealand	1.50	$22	Ukraine	30.00	$50
Euroclear (Eurobonds)	1.00	$10	Nigeria	28.00	$38	United Kingdom	1.00	$3
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	1.25	$10	Uruguay	45.00	$55
Finland	1.50	$10	Oman	42.00	$100	Vietnam	20.00	$80
France	1.00	$8	Pakistan	24.00	$75	West African Economic Monetary Union (WAEMU)*	38.00	$130
Germany	1.00	$8	Panama	65.00	$98	Zambia	28.00	$45
Ghana	25.00	$40	Peru	30.00	$60	Zimbabwe	28.00	$45
Greece	4.00	$20	Philippines	3.50	$38

* Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.

Global Custody Base Fee

$500 monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions.”

Miscellaneous Expenses

■	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■	SWIFT reporting and message fees.